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                                                                    EXHIBIT 22.1





                         SUBSIDIARIES OF THE COMPANY




              URI, Inc., a Delaware corporation

              URI Minerals, Inc., a Delaware corporation

              Beltline Resources, Inc., a Texas corporation

              Hydro Restoration Corporation, a Delaware corporation

              Hydro Resources, Inc., a Delaware corporation